Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

www.quarles.com

October 25, 2007

Metavante Holding Company

770 North Water Street

Milwaukee, Wisconsin 53202

Re:	Metavante 2007 Equity Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Metavante Holding Company (the “Company”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to an additional 21,650,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Metavante 2007 Equity Incentive Plan (the “Plan”). This opinion is conditioned upon and subject to the assumption that the transactions discussed in the Company’s registration statement on Form S-4 (File No. 333-143143), as amended and declared effective (the “Form S-4 Registration Statement”), will be successfully completed as described therein.

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and By-laws, each as amended to date as well as the forms of such documents expected to be adopted prior to the closing of the transactions discussed in the Form S-4 Registration Statement; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Shares to be sold from time to time pursuant to the Plan, which will be original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP